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                                                                    Exhibit 10.2

                           SECOND AMENDED AND RESTATED
                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

     This SECOND AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement"), dated as of September 24, 2007, is between CSAV, INC., a Massachusetts corporation (the "Employer"), and SCOTT GILL (the "Employee").

     WHEREAS, the Employer and the Employee are parties to that certain Amended and Restated Employment and Non-Competition Agreement, dated as of June 3, 2005 (as amended, supplemented or otherwise modified from time to time to the date hereof, the "Existing Employment Agreement"); and

     WHEREAS, the Employer and the Employee desire to amend and restate the terms of the Existing Employment Agreement pursuant to the terms of this Agreement.

     NOW, THEREFORE, it is hereby agreed as follows:

     SECTION 1. EMPLOYMENT. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

     SECTION 2. DUTIES. The Employee shall be employed as the President and Chief Executive Officer of the Employer and shall report to the Board of Directors (the "Board") of CSAV Holding Corp., a Delaware corporation ("Holdings"). In such capacity, the Employee shall have the responsibilities and duties customary for such offices and such other responsibilities and duties as are assigned by the Board which are consistent with the Employee's position. At all times during the performance of this Agreement, the Employee will adhere to the rules and regulations (the "Policies") that have been or may hereafter be established by the Board for the conduct of Holdings' and the Employer's employees or for the position or positions held by the Employee. The Employee agrees to devote his full business time and good faith best efforts to the performance of his duties to the Employer.

     SECTION 3. TERM. The initial term of employment of the Employee hereunder shall commence on September 24, 2007 (the "Commencement Date") and shall continue until the third anniversary of the Commencement Date (the "Initial Term"), unless earlier terminated pursuant to Section 6, and shall be renewed automatically for additional one (1) year terms thereafter unless terminated by either party by written notice to the other given at least ninety (90) days prior to the expiration of the then current term.

     SECTION 4. COMPENSATION AND BENEFITS. Until the termination of the Employee's employment hereunder, in consideration for the services of the Employee hereunder, the Employer shall compensate the Employee as follows:

          (a) BASE SALARY. The Employer shall pay the Employee, in accordance with the Employer's then current payroll practices, a base salary (the "Base Salary"). The Base Salary will be paid at an annual rate of $275,000 (such annual rate to be prorated for the 2007



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fiscal year based on the number of days remaining in the 2007 fiscal year following the Commencement Date). Any future increases to the Base Salary are to be determined by the Board in its sole and absolute discretion.

          (b) INCENTIVE BONUS. At the end of each fiscal year of the Employer during the Term, beginning with the fiscal year ending December 31, 2007, the Employee shall be eligible to receive from the Employer an annual incentive bonus (the "Bonus"). The Bonus criteria for each fiscal year (i) will be determined by the Board (and the Employer will advise the Employee of such determination) prior to the end of the first fiscal quarter of such fiscal year, and (ii) may be based solely on the achievement of individual performance criteria, solely on the achievement by the Employer of elements of its business plan or on a combination of these two types of criteria. The amount of the Bonus for any fiscal year shall be up to 80% of the Base Salary in effect as of the end of such fiscal year, with the actual amount of the Bonus for such fiscal year depending upon the satisfaction of the Bonus criteria to be set in accordance with the immediately preceding sentence. The Bonus (if any) payable in connection with any fiscal year shall be paid within thirty (30) days after the determination that the Employee is to receive the Bonus, which determination will be made by the Board promptly following completion by the Employer of its audit of the financial statements for the applicable fiscal year. In any event, the Bonus will be paid to the Employee no later than during the calendar year following the fiscal year in which it was earned. The amount of any Bonus payable for any fiscal year shall be paid in cash.

          (c) VACATION. The Employee shall be entitled to four (4) weeks vacation each calendar year; provided, that (i) with respect to the 2007 calendar year, such number of weeks shall be reduced by any vacation time taken prior to the Commencement Date under the Existing Employment Agreement, and (ii) the Employee shall be entitled to additional vacation time based on the Employee's length of service with the Employer. Any increase in the amount of the Employee's vacation time that is based on the Employee's length of service with the Employer shall be on a basis consistent with the Employer's standard policy governing length of service and vacation. Any vacation shall be taken at the reasonable and mutual convenience of the Employer and the Employee. Up to one (1) week of accrued vacation that has not been used as of the end of any calendar year may be carried forward for use in the next calendar year.

          (d) INSURANCE; OTHER BENEFITS. The Employee shall be entitled to receive any health, accident, disability and life insurance and family leave benefits provided by the Employer under group health, accident, disability, and life insurance and family leave plans maintained by the Employer for its full-time, salaried employees as such employment benefits may be modified from time to time by the Board for all full-time, salaried employees.

          (e) WITHHOLDING. All amounts payable by the Employer to the Employee hereunder (including, but not limited to, the Base Salary) shall be reduced prior to the delivery of such payment to the Employee by an amount sufficient to satisfy any applicable federal, state, local or other withholding tax requirements.

     SECTION 5. EXPENSES. The Employer shall reimburse the Employee for all reasonable expenses of types authorized by the Employer and incurred by the Employee in the performance of his duties hereunder. The Employee shall comply with such budget limitations and approval



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and reporting requirements with respect to expenses as the Employer may establish from time to time.

     SECTION 6. TERMINATION. The Employee's employment hereunder shall commence on the Commencement Date and continue until the expiration of the Initial Term, and any extension of such term pursuant to Section 3 above, except that the employment of the Employee hereunder shall earlier terminate:

          (a) DEATH. Upon the death of the Employee during the term of his employment hereunder.

          (b) DISABILITY. Subject to applicable law, including the Americans with Disabilities Act of 1990, as amended, at the option of the Employer, in the event of the Employee's Disability (as defined below), upon thirty (30) days' written notice from the Employer. For purposes hereof, the Employee shall be deemed to have a "Disability" if the Employee is unable (as reasonably determined in good faith by the Board), on account of a physical or mental illness, injury or disease or combination thereof, to perform his duties and obligations under this Agreement for a period of more than 90 consecutive days or for a total of 120 days (in either case excluding vacation days) within any 12 month period.

          (c) FOR CAUSE. For "Cause" effective immediately upon written notice by the Employer to the Employee. For purposes of this Agreement, a termination shall be for Cause if the Board shall reasonably determine that any one or more of the following has occurred:

               (i) the Employee shall have committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Employer or any of the Employer's parent or subsidiaries (collectively, the "Companies"), including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the business of any of the Companies; or

               (ii) the Employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony; or

               (iii) the Employee shall have committed a material breach of any of the covenants, terms and provisions of Sections 7, 8 or 9 hereof; or

               (iv) the Employee shall have breached in any material respects any one or more of the provisions of this Agreement (excluding Sections 7, 8 and 9 hereof), including, without limitation, any failure to comply with the Policies, or any one or more of the provisions of the Stockholder Agreement, dated as of August 29, 2003 (as amended, the "Stockholder Agreement"), among Holdings and its stockholders, and, in each case, such breach shall have continued for a period of ten (10) days after written notice to the Employee specifying such breach in reasonable detail; or

               (v) the Employee shall have refused, after explicit written notice, to obey any lawful resolution of or direction by the Board made in good faith which is consistent with his duties hereunder; or



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               (vi) the Employee shall be chronically absent from work
     (excluding vacation, illnesses or leaves of absence approved by the Board) and such absence shall continue following written notice to the Employee.

Notwithstanding the foregoing, other than a termination pursuant to clause (ii) above, the Employee shall not be deemed to have been terminated for Cause without being given an opportunity for the Employee to be heard before the Board or a Committee (as hereinafter defined) after delivery of the notice referred to above by the Employer to the Employee. For purposes of this Section 6(c), the term "Committee" shall mean a committee designated by resolution of the Board for the purpose of making a determination of Cause hereunder.

          (d) RESIGNATION FOR GOOD REASON. At the option of the Employee for "Good Reason" upon written notice to the Employer. For purposes of this Agreement, "Good Reason" shall mean, without the express written consent of the Employee, the occurrence of any of the following events unless such events are corrected in all material respects by the Employer within ten (10) days following written notification by the Employee to the Employer that the Employee intends to terminate his employment hereunder for one of the reasons set forth below and a reasonably detailed description of the facts and circumstances surrounding such reason: (i) a breach by the Employer of any material provision of this Agreement; (ii) any material diminution (except temporarily during any period of physical or mental illness or incapacity) of the Employee's then duties or responsibilities with the Employer; or (iii) any change in the Employee's permanent place of work to a location more than 50 miles from the current offices of the Employer.

          (e) RESIGNATION OR TERMINATION WITHOUT CAUSE. At any time, upon written notice by either the Employer or the Employee to the other party hereto.

          (f) RIGHTS AND REMEDIES ON TERMINATION.

               (i) If the Employee's employment hereunder is terminated pursuant to Section 6(a), Section 6(b) or Section 6(c), by the Employee pursuant to
     Section 6(e) or, except as provided in Section 6(f)(ii), pursuant to
     Section 3 in connection with the expiration of the Initial Term or any subsequent term hereunder then the Employee (or his estate, as applicable) shall be entitled to receive his Base Salary through the date of termination or expiration and any Bonus that has been earned prior to the date of termination or expiration but has not been paid to the Employee as of such date.

               (ii) If the Employee's employment hereunder is terminated (x) by the Employee pursuant to Section 6(d), (y) by the Employer pursuant to
     Section 6(e), or (z) pursuant to Section 3 in connection with the expiration of the Initial Term or any subsequent term hereunder within six
     (6) months following a Disposition Event (as defined in the Stockholder Agreement) where the Employer (or other surviving entity of such Disposition Event) elects not to renew the term of this Agreement, provided that the Employee is willing and able to renew the Agreement and to continue providing services hereunder, then the Employee shall continue to receive payment, in accordance with the Employer's then current payroll practices, of the Employee's Base Salary in effect at the time of termination of employment (the "Termination Date") for a twelve (12) month period



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     following the Termination Date ( "Severance"). In addition, if the
     Employee's employment hereunder is terminated by the Employer pursuant to
     Section 6(e) within ninety (90) days prior to the consummation of a Disposition Event, the Employee shall be entitled to receive payment of a prorated portion of the Bonus (if any) for the fiscal year in which the Termination Date occurs determined by multiplying (I) the full amount of the Bonus (if any) that would have been paid to the Employee pursuant to
     Section 4(b) hereof if his employment hereunder had not been terminated (which amount shall be determined in good faith by the Board) by (II) a fraction, the numerator of which is the number of days elapsed during such fiscal year prior to the Termination Date and the denominator of which is 365 (it being understood that the payment (if any) to be made pursuant this sentence shall be paid in the calendar year following the fiscal year in which the Employee's Termination Date occurs, but no later than March 15 of such calendar year). Anything in this Section 6(f)(ii) to the contrary notwithstanding, (A) the Employee's right to receive the payments set forth in this Section 6(f)(ii) is expressly conditioned upon receipt by the Employer within 30 days following the Termination Date of a written release executed by the Employee, in form and substance satisfactory to the Employer, of any and all claims or causes of action of any nature relating directly or indirectly to such Employee's employment or termination of employment by the Employer (other than any right of the Employee to receive the payments to be made to him pursuant to this Section 6(f)) and (B) in the event that the Employee breaches any of the covenants, terms or provisions of Sections 7, 8 or 9 hereof, without limiting any other rights that the Employer may have, the Employer's obligation to make payments under this Section 6(f)(ii) shall immediately terminate.

               (iii) Except as otherwise set forth in this Section 6(f), the Employee shall not be entitled to any severance, bonus or other compensation after termination other than payment of any expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties prior to termination or benefits or compensation to which the Employee is entitled pursuant to applicable law (e.g. COBRA).

     SECTION 7. INVENTIONS; ASSIGNMENT. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of any of the Companies, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Employee may discover, invent or originate during the term of his employment hereunder, either alone or with others and whether or not during working hours or by the use of the facilities of any of the Companies ("Inventions"), shall be the exclusive property of the Companies. The Employee shall promptly disclose all Inventions to the Employer, shall execute at the request of the Employer any assignments or other documents the Employer may deem necessary to protect or perfect the rights of the Companies therein, and shall assist the Companies, at the Companies' expense, in obtaining, defending and enforcing the Companies' rights therein. The Employee hereby appoints the Employer and each of the other Companies, individually, as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Employer or any of the other Companies to protect or perfect their rights to any Inventions.

     SECTION 8. CONFIDENTIAL INFORMATION. The Employee recognizes and acknowledges that certain assets of the Companies, including, without limitation, information regarding customers, pricing policies, methods of operation, proprietary production processes,



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proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special, and unique assets of the Companies and their affiliates. The Employee shall not, during or after his term of employment, disclose any or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder; provided, that Confidential Information shall in no event include (a) Confidential Information which was generally available to the public at the time of disclosure by the Employee or (b) Confidential Information which becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee shall deliver to the Employer all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. Nothing contained within this Section 8 shall prohibit the Employee from disclosing Confidential Information if such disclosure is required by law, governmental process or valid legal process. In the event that the Employee is legally compelled to disclose any of the Confidential Information, he shall provide the Employer with prompt written notice so that the Employer, at its sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Employer waives compliance with the provisions of this Agreement, Employee shall furnish only that portion of the Confidential Information that he is advised by counsel is legally required to be disclosed.

     SECTION 9. NON-COMPETITION. During the term of the Employee's employment hereunder and for the Designated Period (as defined below) after termination of the Employee's employment hereunder, the Employee will not (a) anywhere in the world, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than two percent (2%) of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business organization that is engaged or becomes engaged in any business that is the same or substantially identical business of any of the Companies, or is directly competitive with, any business activity that any of the Companies is conducting at the time of the Employee's termination or has notified the Employee that it proposes to conduct and for which any of the Companies have, prior to the time of such termination, expended substantial resources (the "Designated Industry"), (b) divert to any competitor of any of the Companies any customer of any of the Companies, (c) solicit any employee of any of the Companies (other than by a general advertisement not directed at the employees of any of the Companies) to leave its employ for alternative employment, or (d) hire or offer employment to any person who was an employee of any of the Companies, or any person to whom the Employee actually knows any of the Companies has offered employment, in either case within 180 days prior to the date of the Employee's termination. For purposes hereof, the term "Designated Period" shall mean (i) in all cases other than as set forth in clause (ii) below, two (2) years and (ii) in the case the Employee's employment is terminated pursuant to Section 3 in connection with the expiration of the Initial Term or any subsequent term hereunder, one (1) year. The Employee acknowledges that the provisions of this Section 9 are essential to protect the business and goodwill of the Companies. The Employee will continue to be bound by the provisions of this Section 9 until their expiration and shall not be



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entitled to any compensation from the Employer with respect thereto except as provided above. If at any time the provisions of this Section 9 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. The Employee hereby acknowledges that he has agreed to be bound by the provisions of this Section 9 in consideration for the compensation, severance and other benefits to be provided by the Employer to the Employee pursuant to the terms of this Agreement.

     SECTION 10. GENERAL.

          (a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 10(a):

     If to the Employer, to:

               CSAV, Inc.
               c/o Friedman Fleischer & Lowe LLC
               One Maritime Plaza
               Suite 2200
               San Francisco, CA 94111
               Attention: Spencer C. Fleischer
               Fax: (415) 402-2111

     With a copies to:

               CSAV, Inc.
               12800 Highway 13 South, Suite 500
               Savage, Minnesota 55378
               Attention: Troy Peifer
               Fax: (952) 277-4032

               Bingham McCutchen LLP
               399 Park Avenue
               New York, New York 10022
               Attention: Neil W. Townsend, Esq.
               Fax: (212) 752-5378



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     If to the Employee, to:

               Scott Gill

          (b) SECTION 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder (together, "Section 409A"), and shall, to the extent practicable, be construed in accordance therewith. If any amount payable pursuant to Section 6(f) of this Agreement constitutes a "deferral of compensation" subject to Section 409A and if, at the date of the Employee's "separation from service," as such term is defined in Section 409A, from the Employer (his "Separation from Service"), the Employee is a "specified employee", within the meaning of Section 409A, of the Employer as determined by the Employer from time to time, then each such payment that would otherwise be payable to the Employee within the six (6) month period following the Employee's Separation from Service shall be delayed and paid to the Employee without interest on the first business day of the seventh month following the Employee's Separation from Service. For the avoidance of doubt, for purposes of Section 6(f) and this Section 10(b), any amount which would not be considered a "deferral of compensation" within the meaning of Section 409A by reason of Treas. Reg. Sections 1.409A-1(b)(4) or 1.409A-1(b)(9) shall not be considered a deferral of compensation for which payment shall be delayed in accordance with the preceding sentence. For purposes of this Agreement, each payment to which the Employee may be entitled pursuant to Section 6(f), including each of the payments of Severance upon each payroll period, shall be considered a separate payment within the meaning of Treas. Reg. Section 1.409A-2(b)(2). Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Employer, nor any of its principals, employees, designees or agents, shall be liable to the Employee or to any other person to the extent such failure to comply results from any actions, decisions or determinations made in good faith.

          (c) EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under Sections 7, 8 and 9 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

          (d) SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

          (e) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.



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          (f) COUNTERPARTS. This Agreement may be executed in multiple counterparts (including by telecopier), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (g) ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto, including any entity which acquires substantially all of the assets or stock of the Employer.

          (h) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

          (i) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of Minnesota.

          (j) AMENDMENT AND RESTATEMENT. The Existing Employment Agreement shall continue in force and effect only as amended and restated herein.

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     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                        CSAV, INC.


                                        By: /s/ Troy Peifer
                                            ------------------------------------
                                        Title: Chief Financial Officer


                                        /s/ Scott Gill
                                        ----------------------------------------
                                        SCOTT GILL